Ex99.a(6)

AMENDMENT

TO

SCHEDULE A

DATED AS OF OCTOBER 26, 2007

TO

AGREEMENT AND DECLARATION OF TRUST

OF

CRM MUTUAL FUND TRUST

SCHEDULE OF PORTFOLIOS AND CLASSES

Portfolio	Class of Shares
CRM Small Cap Value Fund	Investor Shares Institutional Shares

CRM Small/Mid Cap Value Fund	Investor Shares Institutional Shares

CRM Mid Cap Value Fund	Investor Shares Institutional Shares

CRM Large Cap Opportunity Fund	Investor Shares Institutional Shares Advisor Shares

CRM All Cap Value Fund	Investor Shares Institutional Shares Advisor Shares

CRM 130/30 Value Fund	Investor Shares Institutional Shares